Exhibit 99.1

Press contact:

Ellen Slaby

Centra Software, Inc.

(781) 994-1068

eslaby@centra.com

Centra Appoints Paul R. Gudonis as President and CEO

Leading Provider of Real-time Enterprise Collaboration Software and Services Chooses Seasoned

Executive to Drive Company’s Expansion and Growth Plan

LEXINGTON, Mass. (July 30, 2003) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of application software and services for real-time enterprise collaboration (RTEC), today announced that Paul R. Gudonis is joining the Company as president and chief executive officer and will be appointed to the board of directors. Leon Navickas, Centra’s founder and leader through the Company’s early growth and successful IPO, will remain chairman of the board and will continue to serve as the Company’s chief strategy officer. As previously announced, Tony Mark, who has been Centra’s president and chief operating officer for the past five years, will be retiring after a brief transition period.

Gudonis, 49, brings more than 25 years of experience in information technology, Internet services, and application software to Centra. Most recently, he served as chairman and CEO at Genuity, Inc., growing the company from BBN’s $5 million regional Internet backbone, BBN Planet, to a $1 billion provider of solutions to enterprise, government and Internet Service Provider (ISP) customers worldwide. After the sale of Genuity’s assets to Level 3 Communications, Gudonis continued to serve as an executive vice president of the combined operation. Earlier in his career, Gudonis held executive positions at EDS, Ameritech, Appex Corporation, a provider of software and services to the wireless industry, and Spectrum Interactive, a provider of software and services for eLearning.

“We are thrilled to have Paul come on board to help us scale our business so that we can meet the rapidly growing demand for real-time collaboration application software and services,” said Navickas, who led the board’s search committee. “Paul has a proven track record of success in growing technology businesses from early-stage to major public company. We intend to draw upon his experience to expand into a larger and sustainably profitable software business that is committed to serving our customers and shareholders in the years ahead.”

Gudonis added, “I see a large opportunity to enable businesses to better utilize the Internet for enhancing their customer relationships, productivity, and competitive advantage. Centra is ideally positioned to address this need—today—with application software that delivers results and substantial return on investment. I am excited to be working with the Centra team and look forward to capitalizing on our advanced technology, large installed customer base, and market leadership to achieve the next level of growth objectives.”

An industry leader, Gudonis serves on boards of several organizations that support advancement of the Massachusetts high tech, software and telecommunications industries. He also serves on the board of directors of Boston Communications Group, Inc. Gudonis earned an MBA from Harvard Business School and graduated with a BS in electrical engineering from Northwestern University. He resides in the Boston area with his wife and three children.

About Centra

Leading with a proven track record of helping approximately 1,200 organizations increase revenue and improve business performance, Centra offers enterprise application software that enables organizations to deliver real-time communication, collaboration and learning across the extended enterprise. Centra offers solutions that deliver enhanced integration of real-time collaboration capabilities with departmental business processes, such as sales and marketing, and virtual teamwork. Available in 13 languages, Centra applications can be deployed as on-site software or through our ASP service and are supported by an active ecosystem of value-added partners, including Microsoft, Oracle, Siebel, Deloitte Consulting, EDS and Cisco. Organizations across every major industry and market sector choose Centra, including Cadbury Schweppes, McKesson, Sysco, Viacom and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement

With the exception of the historical information contained in this release, the matters described herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements concerning the Company’s ability to operate profitably and management’s expectations regarding future results of operations, and statements that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially. Without limiting the foregoing, the words “believes,” “plans,” “expects,” “anticipates,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important risk factors that could cause our results to differ materially from those indicated by such forward-looking statements. These risk factors include, but are not limited to, technological difficulties, the results of future research, uncertainty of product demand and market acceptance for the Company’s Centra 7 collaboration platform and its other current and future products, the effect of economic conditions, the impact of competitive products and pricing and/or other factors outside the control of the Company, which are detailed from time to time in the Company’s filings with the SEC, which are available at www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Centra is a registered trademark, and Centra 7 is a trademark, of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.